Exhibit 99.1

PATHEON COMPLETES PLAN OF ARRANGEMENT

TORONTO, March 11, 2014 /CNW/ - Patheon Inc. (TSX: PTI) (“Patheon”) announced today the completion of the previously announced statutory plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act, pursuant to the arrangement agreement between Patheon and JLL/Delta Patheon Holdings, L.P. (“DPx”) dated November 18, 2013. DPx is sponsored by an entity controlled by an affiliate of JLL Partners, Inc. (“JLL”) and Koninklijke DSM N.V. (“DSM”).

Pursuant to the Arrangement, DPx indirectly acquired all of the issued and outstanding restricted voting shares of Patheon at a price of US$9.32 cash for each share. All of the outstanding options of Patheon were deemed to be vested and holders are entitled to receive a cash amount equal to the amount by which US$9.32 exceeds the exercise price of such option. All options with an exercise price equal to or greater than US$9.32 were cancelled without consideration. All payments are subject to applicable withtholding taxes, if any.

For registered holders of Patheon’s restricted voting shares, payment of the consideration will be processed after holders deposit their share certificates with Computershare Trust Company of Canada (the “Depositary”), in accordance with the instructions in the Letter of Transmittal previously sent to registered shareholders. Any questions regarding payment of the consideration, including any request for another form of Letter of Transmittal, should be directed to the Depositary via telephone at 1 (800) 564-6253 (toll free in North America) or via email at corporateactions@computershare.com. Non-registered shareholders will receive payment of the consideration through their broker, investment dealer, bank, trust company or other intermediary that holds the restricted voting shares on their behalf. Non-registered shareholders should contact their broker or other intermediary for further details.

Patheon has withdrawn its shares from registration with the United States Securities and Exchange Commission. Delisting of the restricted voting shares from the Toronto Stock Exchange is expected to occur shortly. As soon as practicable after the delisting of its restricted voting shares, Patheon will apply to all applicable Canadian securities regulatory authorities to cease to be a reporting issuer.

Pursuant to the Arrangement, Patheon was amalgamated with JLL/Delta Canada Inc., an indirect subsidiary of DPx, and will continue to carry on business under the name “Patheon Inc.”

In connection with the completion of the Arrangement, DSM’s DSM Pharmaceutical Products (“DPP”) business group was combined with Patheon.

Further details with respect to the Arrangement can be found in Patheon’s proxy statement and management information circular dated February 4, 2014.

About Patheon Inc.

Patheon Inc. is a leading provider of contract development and commercial manufacturing services to the global pharmaceutical industry for a full array of solid and sterile dosage forms. Through the company’s recent acquisition of Banner Pharmacaps - a market leader in soft gelatin capsule technology - Patheon now also includes a proprietary products and technology business.

Patheon provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. The company’s integrated network consists of 15 locations, including 12 commercial contract manufacturing facilities and 9 development centers across North America and Europe. Patheon enables customer products to be launched with confidence anywhere in the world. For more information visit www.patheon.com.

This press release is issued in compliance with section 102.1 of the Securities Act (Ontario) and National Instrument 62-103 The Early Warning System and Related Take-Over Bid and Insider Reporting Issues in connection with the acquisition by JLL/Delta Canada Inc., an indirect wholly owned subsidiary of DPx, of all of the restricted voting shares of Patheon pursuant to the Arrangement. A press release and early warning report in respect of the acquisition of all of the restricted voting shares of Patheon pursuant to the Arrangement will be filed with the applicable securities commission or securities regulator in each jurisdiction in which the Patheon is a reporting issuer.

JLL/Delta Canada Inc.

2100 Syntex Court

Mississauga, Ontario, Canada

L5N 7K9

To obtain a copy of the early warning report, please contact Daniel Agroskin at 212-286-8600.

Cautionary Statement

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.